PRESS RELEASE
FOR IMMEDIATE RELEASE

Longueuil, December 22, 2005

CAMBIOR'S EXPLORATION UPDATE

Cambior is pleased to provide an update on the exploration results for the La Arena gold property in Peru.

LA ARENA - POSITIVE RESULTS ON THE AU-CU PORPHYRY

The La Arena property is located near the town of Huamachuco in La Libertad department, 480 kilometers north-northwest of Lima, Peru. Geologically, it lies within a multimillion ounce gold district that includes the Alto Chicama, Tres Cruces, Shahuindo and Comarsa deposits. The property contains a gold epithermal deposit hosted by highly fractured sandstones of the Chimu formation and an Au-Cu porphyry deposit, directly adjacent to it. An updated resource estimate on the gold epithermal deposit was released earlier this year and showed a 30% increase in Measured and Indicated resources. Significant mineral occurrences of the same style are known on the rest of the property.

Encouraged by the results released in May 2005 following a first drilling program, the Company initiated a second phase to this program on September 15th 2005 to focus on the Au-Cu porphyry. The program included 98 holes totalling 19,280 meters to be drilled on the La Arena concession. Preliminary results of this drilling program where made public on November 3rd. Since then, results from 60 new holes from the La Arena deposit alone have been received and the program has been extended to total of 102 holes (90 in the La Arena deposit alone). The following table illustrate the progression of the program since the update of November 3rd, 2005:

Zone	Completed	# holes	Completed	#	Total # holes
	(m)		(m)	holes
	From Nov. 1st to Dec. 8th		As of Oct. 31st 2005		Completed	Planned
La Arena Au deposit (DDH)	2,482	32	864	14	46	46
La Arena Au-Cu deposit (DDH)	6,055	23	4,056	14	37	39
La Arena Au-Cu deposit (RC)	800	5		0	5	5
Other mineralized areas		0		0	0	12
	9,337	60	4,920	28	88	102

The La Arena epithermal and porphyry deposits, covering an area exceeding 3 km2, are part of a multi phased mineralized system displaying potassic and phyllic alteration zones in the gold copper porphyry, intermediate sulfidation alteration in the adjacent gold epithermal deposit and overprinting the porphyry and finally hydrothermal and phreatic breccias. La Arena porphyry covers a superficy of

Cambior's Exploration Update - December 22, 2005 - Page 1 of 5

more than 2 km X 1 km and has only been drill tested in its central part so far, over a length of approximately 1 km. Additional exploration is required in the north and south extensions.

Since October 31st 2005, assays were received for 60 holes totalling 9,337 meters drilled. The available results from this drilling program are attached to this press release. A detailed plan view for the La Arena deposit area is also attached. The porphyry results confirm the presence of gold and copper mineralization with economic potential within the Arena porphyry. Mineralization is associated with a well developed A type quartz veinlets stockwork forming broad ore bodies starting at surface and continuous at depths exceeding 350 meters, where it remains open. The Company will pursue further delineation of the deposit through ongoing drilling campaigns. As for the epithermal results, which are not shown in the attached table, they are in line with the previously released results and confirm the presence and the distribution of gold oxide mineralization.

By the end of the program, a total of 12 holes will have been drilled in 4 new areas of the property. This final phase of the program intends to drill test other significant gold occurrences elsewhere on the property.

The drilling program should be completed by year end. As previously mentioned, the initial metallurgical studies on the La Arena Au-Cu mineralization, the compilation of the results, the geological modelling and the initial resource estimation should be completed by the end of the first quarter of 2006.

Quality Control

Follow up on the drilling program was carried out by Cambior employees, under the supervision of Louis Gariepy, Geologist, Manager, Exploration-Peru. Mr. Gariepy is a qualified person (as defined by National Instrument 43-101) with more than 20 years of experience in exploration. Cambior has established an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples, field duplicates and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories, field duplicates quantify overall precision while certified standards determine the analytical accuracy. Samples were sent for assaying to ALS Chemex Laboratory in Lima, Peru, as a primary lab. Samples were assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. In addition, 10% of the pulps from the primary lab were sent to a second certified laboratory for analysis.

The La Arena drilling results table and map mentioned in the text are attached to this press release. If you did not receive them, you can download them with this press release from the Cambior website, at www.cambior.com, or you can contact us at the number indicated at the end of this release.

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrants "CBJ.WT.C" and "CBJ.WT.D" trade on the TSX.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission (the "SEC") permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as "mineral resources", that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in Cambior's Annual Report on Form 40-F. A copy of the 2004 Form 40-F is available to shareholders, free of charge, upon written request addressed to the Investor Relations Department.

Cambior's Exploration Update - December 22, 2005 - Page 2 of 5

Caution Concerning Forward-Looking Statements

This press release contains certain "forward-looking statements", including, but not limited to, statements concerning the current drilling program, the continuing development plan and the type of mineralization present. Forward-looking statements involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements include, among other things, but without limitation, those set forth in Cambior's 2004 Annual Information Form filed with the Securities Commissions of all provinces in Canada, and with the United Stated Securities and Exchange Commission (under Form 40-F), as well as the Toronto Stock Exchange and the American Stock Exchange.

For additional information, please contact:

CAMBIOR INC.
Martin Amyot
Manager - Investor Relations	Renmark Financial Communications
Tel.: (450) 677-0040	John Boidman
1-866-554-0554	Jason Roy
Fax: (450) 677-3382	Media - Cynthia Lane
E-mail: info@cambior.com	Tel. : (514) 939-3989
Website: www.cambior.com	www.renmarkfinancial.com

PR-2005-22

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SIGNIFICANT INTERCEPTS LA ARENA DRILLING 2005-2
(as per December 8)
Au-Cu PORPHYRY DEPOSIT

Hole	From	To	Meters	Au g/t	Cu %
202	182	226	44	0.20	0.51
	264	488	224	0.38	0.56
208	18	42	24	0.49	0.44
209	62	66	4	0.32	0.33
	76	94	18	0.29	0.37
	130	136	6	0.32	0.46
	208	228	20	0.43	0.50
	234	400	166	0.38	0.50
	18	34	16	0.43	0.55
212	46	92	46	0.24	0.22
	92	94	4	0.34	0.37
213	106	200	94	0.14	0.32
215	92	96	4	0.26	0.39
	112	184	72	0.39	0.46
	218	230	12	0.35	0.46
	242	282	40	0.30	0.43
216	68	80	12	0.24	1.33
	84	88	4	0.43	0.47
217	8	32	24	0.43	0.48
	50	80	30	0.44	0.45
	234	380	146	0.64	0.72
219	384	430	46	0.58	0.71
	438	470	32	0.65	0.80
220	66	78	12	0.68	0.77
	90	142	52	0.61	0.82
221	196	200	4	0.26	0.37
	206	212	6	0.27	0.35
	226	230	4	0.43	0.53
	268	272	4	0.50	0.30
	280	294	14	0.24	0.39
	308	338	30	0.23	0.41
	348	372	24	0.35	0.56
	376	400	24	0.27	0.48
	516	562	46	0.51	0.76
	564	568	4	0.50	0.66
222	12	20	8	0.40	0.81
223	60	88	28	0.33	0.51
	236	244	8	0.31	0.37
	246	256	10	0.25	0.37
	266	284	18	0.25	0.37
	290	326	36	0.31	0.47
	268	400	32	0.55	0.80
224	60	76	16	0.39	0.39
227	low values
229	34	72	38	0.45	0.57
231	26	50	24	0.50	1.28
232	14	26	12	0.29	0.76
233	low values
234	122	126	4	2.33	0.00
235	low values
237	72	92	20	0.18	0.85
	122	148	26	0.25	0.47
238	low values
239	32	104	72	0.42	0.58
240	low values
241	28	44	16	0.31	0.51
	66	154	88	0.71	0.88
242	24	42	18	0.29	0.35
	54	72	18	1.30	1.34
	134	142	8	0.29	0.46
	154	200	46	0.24	0.44
	216	224	8	0.33	0.44
	248	400	152	0.48	0.69
244	low values
251	0	32	32	0.63	0.60
RC-1	twin hole
RC-2	106	148	42	0.31	0.41
RC-3	low values
RC-4	low values
RC-6	low values

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